Exhibit 10.1

THIS SERVICES AGREEMENT,dated this 9th day of June, 2011 between:

Nemaska Exploration inc.

450, de la Gare du Palais

P.O.B. 10

Quebec (Quebec)  G1K 3X2

And:
Tucana Exploration inc.

3651 Lindell Rd, Suite #D155

Las Vegas, NV, 89103

RE: GEOLOGICAL AND MANAGEMENT SERVICES CONTRACT,PROJECT:ABIGAIL

Yves Caron, on behalf of Nemaska Exploration inc. (“Nemaska”) is pleased to submit this proposed contract to provide Tucana Exploration inc., hereafter collectively referred to as “Tucana”, with geological and project management services with respect to Tucana’s Abigail project, located in the James Bay region of Quebec, (the “Project”).  Such services are more particularly described in Article1.

All work programs conducted by Nemaska will meet with standards developed by Nemaska and will adhere to the professional standards established in the Mineral Exploration Best Practices as set out by the Canadian Council of Professional Geoscientists  (www.ccpg.ca/profprac/index.php?lang=en&subpg=natguidelines).

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

-	All references to currency in this Agreement shall mean US dollars (“USD”).

-	Any project parameters and costs quoted in this Agreement are estimates only, and may vary depending on project circumstances and variables beyond the control of Nemaska.

-	Any unforeseen costs in excess of $1,000 must be pre-approved by Tucana.

1.	SCOPE OF PROJECT

Below is a list of services that will be provided in relation to the Project.

•	Implement a ‘grass root’ exploration program (the “Program”) designed in accordance withTucana’s agent, Alain Champagne;
•	Provide geological and project supervision for all aspects of the Program;
•	Provide database and geographic information system (“GIS”) Management;
•	Provide all logistical needs for the Project and Program;
•	Submit weekly progress reports including principal findings and accomplishments and recommendations for continuing work programs;
•	Submit at the end a technical report covering the entire Program.

        Any other services necessary or required to duly perform the Program will be discussed with and pre-approved in writing by Email by both parties.

2.	TERM

The term (“Term”) of this contract shall be for a period of 6 months from the date of signing, subject to the termination provisions stipulated in Article 5.

Thereafter, Nemaska and Tucana may extend the Term, on the conditions contained in this Agreement and in any addendum thereof or on such as other terms and conditions as agreed upon by Nemaska and Tucana so long as the said extension and terms and conditions is agreed to in writing.  Any amounts owed to Nemaska under this contract at the end of the Term shall be paid by Tucana within 30 calendar days of the expiration of the Term or completion of the Project. Any amounts owed to Tucana under this contract at the end of the Term shall be paid by Nemaska within 30 calendar days of the expiration of the Term or completion of the Project.

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

If both parties fail to come to an agreement on the next Term, 30 days Termination Notice will be assumed by both parties at the end of the Term.

3.	FEES AND ADVANCES

Nemaska will provide Services to Tucana subject to the schedule of fees below at present.  Fees for other or additional services which may be provided to Tucana in accordance with the contract shall be pre-approved by Tucana and confirmed by an Email.

Position	Cost per day
Sr. consultant - QP services	$1000
Project manager – i.t. geologist	$600
Student geologist	$450
Geologist assistant	$350

•	Stand-by charges in case of Force Majeure: 50% of the Cost per day

Nemaska will oversee, advise and implement work initiatives, including the Program, to move the project forward, for a period of at least 3 weeks and shall assign adequate qualified and experienced staff to carry out the Program.

Nemaska will report directly to Jordan Starkman, President and CEO of Tucana, or his designated representative, confirmed by Email to Nemaska.  Nemaska will manage and oversee all aspects of the Program directly through Nemaska personnel, or through the resources of Tucana, depending on what Nemaska, in consultation with Tucana deems appropriate in the circumstances.  Accordingly, a management fee payable to Nemaska, separate from the Nemaska monthly professional services invoice, equal to 10% of the total project costs, will be charged to Tucana, as described in addendum 1.

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

Upon the execution of this Agreement, Tucana shall advance to Nemaska the sum of 50% of the total proposed budget, fifty four thousand, six hundred and two dollars($54,602) as described in addendum 1. The purpose of this advance is to secure prompt payment of Nemaska Staff assigned to the Project, and is not designed to fund Program costs.

4.	INVOICING TERMS, and EXPENSES

Billing for Nemaska staff assigned to the Project will commence on the date of departure from point of origin to the date of return to point of origin for any given non-Quebec staff.

An invoice will be issued by Nemaska and delivered to Tucana on or near the end of each month. An administration surcharge of 5% will be added to fees (over the management 10%) to cover secretarial and related administration costs as explained below.

Expenses for travel and other out-of-pocket costs will be billed at cost + 5%, when advance money has not been provided by Tucana, above any fees and administration surcharges as aforesaid.

The $54,602 advance will be discounted from the final billing period. Invoices shall be paid upon reception through a wire transfer according to the instructions provided on the invoice.

Tucana agrees to pay all reasonable meal, accommodation and travel expenses of Nemaska (the “Travel Costs”) while conducting business on behalf of Tucana.  Expenses invoiced in this regard to Tucana shall be supported by vouchers or receipts. Any travel costs incurred by Nemaska in providing services to Tucana are to be at no more then economy class rates for air travel and corporate hotel rates for standard rooms whenever possible.

Tucana will pay for all costs of the Program, which include but are not limited to local labour, office space, fuel, storage space, vehicle rent, camps, project supplies (pens, paper, sample bags etc.), food, lodging, etc. as required by Nemaska during the Term.

Any and all taxes, insurance, fines, interests and penalties applicable thereon, whether local county, provincial, state or federal, in relation to the services that Nemaska will provided, shall be fully borne by Tucana.  All fees and other amounts due to Nemaska shall be paid free of any deductions or withholdings for any and all present and future taxes.

In the event that Tucana is prohibited by law from making such payments free of such taxes, then Tucana shall pay such additional amount as may be necessary in order that the actual amount received after deduction or withholding shall equal the full amount or amounts owed to Nemaska.

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

Nemaska will keep track of all hours by way of timesheet and receipts which will serve as evidence of actual reasonable time spent by Nemaska on the project. This documentation will become the property of Tucana once moneys have been reimbursed.

A 2% financial charge will be billed against any and all payments that are not paid within by 15 calendar days from billing and every 30 days after. Acceptance of any monies sent by Tucana or anyone on its behalf that are less than the invoiced or outstanding amounts owing to Nemaska constitute a partial payment only, the remainder of which will be liable to the 2% financial charge.

In the event of any dispute regarding expenses, Tucana reserves the right with reasonable notice, to audit the expenses and reporting of Nemaska.

5.	BREACHES AND TERMINATION

5.1 Termination without cause

This Agreement may be terminated by either party at any time upon not less than 30 days prior written notice to that effect to the other party.

Termination must be done either by email or fax to the contact information listed in this Agreement.  In such event, Nemaska will be entitled to bill and Tucana is responsible to pay for all work performed and all expenses incurred by Nemaska in connection with the Project until the date of termination.  All monies due for work done and expenses incurred until the time of termination will be subtracted from any advance paid, with the remainder returned to Tucana within 15 calendar days of termination or when all bills have been received.

5.2 Termination for Just Cause

If an invoice is unpaid after 30 calendar days from billing, Nemaska reserves the right terminate the Agreement without liability to Nemaska, exclusive of the normal 30 day Notice.

Termination must be done either by email or fax to the contact information listed in this Agreement.  In such event, Nemaska will be entitled to bill and Tucana is responsible to pay for all work performed and all expenses incurred by Nemaska in connection with the Project until the date of termination.  All monies due for work done and expenses incurred until the time of termination will be subtracted from any advance paid, with the remainder returned to Tucana within 15 calendar days of termination or when all bills have been received.

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

Either party, Tucana or Nemaska, shall have the right to terminate this Agreement at any time for Just Cause without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the other Party in writing by Email.

Just Cause shall be defined to include, but is not limited to, the following:

a.     Dishonesty conducts such as fraud, theft, falsifying data, or misrepresenting information;

b.     Breach of Confidentiality or Area of Interest;

c.     Breach of trust such as conflict of interest or acting against the best interest of Tucana or Nemaska;

d.     Failure to act upon or report a serious project issue such as employee, consultant or contractor negligence, incompetence or negative performance or a serious incident involving health and safety, environmental contamination, equipment performance or maintenance, sexual harassment, physical assault or community relations;

e.     Mismanagement by either party, such as failure to abide by the NI 43-101 rules regulations or failure to adhere to the professional standards established in the Mineral Exploration Best Practices;

f.      Insubordination such as failure to recognize and submit to the authority Tucana and failure to comply with Tucana’s clear instructions, policies and procedures, where legal and ethical.

The Burden of Proof for all the above conditions and any other Just Cause must be borne solely by the party making the accusation, either Tucana or Nemaska, and must stand the test of jurisprudence in the jurisdiction that governs this contract. If this Burden of Proof cannot be met then by the party making the accusation, either Tucana or Nemaska, may be held in breach of contract, and may also be held liable for any legal liabilities.

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

6.	INDEMNIFICATION

Tucana agrees to indemnify and hold Nemaska harmless against any and all claims, costs, and expenses, including legal costs for any specific service or work performed at the request of Tucana not included in the list of Services and which may be contrary to governing law or protocol.

7.	CONFIDENTIALITY

7.1	Definition of Confidential Information. In this Agreement Confidential Information shall mean:

(a)	Any information concerning this Agreement;
(b)
Any information which relates in any way to the Project, the Program and to Tucana’s operations, business, financial plans or strategies and other initiatives in the Province of Québec, including but not limited to, historical and proprietary geological data and any graphic representation thereof; technical and engineering studies and reports; permits and authorizations, information relating to litigation; licenses, intellectual property; business relationships, mining intelligence information, and other proprietary information which is owned, developed, patented or licensed by Tucana or its affiliates or subsidiaries;

(c)	Any information acquired by Nemaska hereunder in respect of the Project and of the Program.

7.2	Exceptions. The provisions of confidentiality shall not apply to Confidential Information which:

(a)
Is or becomes generally available to the public prior to receipt thereof by Nemaska or which subsequently becomes  generally available to the public except by wrongful act or omission of Nemaska or one of its employees or agents; or

(b)	Was in Nemaska’s possession prior to this Agreement or to receipt from Tucana; or
(c)
Was received by or becomes available to Nemaska on a non-confidential basis from a third party, unless Nemaska knew or had reason to know of an obligation of secrecy of the third party to Tucana with respect to such information.

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

7.3
Nondisclosure.  Nemaska agrees that any Confidential Information received from Tucana and any Confidential Information acquired by Nemaska shall be held in strict confidence by its officers, employees, consultants, agents, representatives or affiliates, and shall not be released or communicated to any person, firm, corporation or other third party other than Tucana and its authorized representatives without the prior written consent of Tucana. All reports, maps and other data acquired and furnished by Nemaska hereunder shall be used for the exclusive benefit of and belong solely to Tucana.

7.4
Public Disclosure.  Tucana and Nemaska each agree that it will not name the other or any of the other's affiliates or any of their respective officers, employees, consultants, agents, or representatives in any public announcement, press release or other public document without the prior written consent of the other party, save only in connection with disclosures required by applicable law, stock exchange or regulatory authority having jurisdiction.

7.5
Maintenance and return.  All Confidential Information shall be and remain solely the property of Tucana. Upon Email request from Tucana or upon termination of this Agreement, Nemaska shall promptly return all Confidential Information to Tucana including but not limited to all copies, memoranda and other writings or recordings prepared by Nemaska based upon, containing or otherwise reflecting any Confidential Information.  An authorized representative of the Nemaska shall certify by writing that all Confidential Information has been returned to Tucana.

8.	NON-SOLICITATION

During the term and for a period of one (1) year following the Term or the termination of this contract, Tucana agrees that it shall not, , without the prior express written consent of Nemaska, approach, counsel or attempt to induce any individual who is then or having been in the employment of, or then serving as independent contractor to, Nemaska or any affiliate thereof to gain employment with Tucana or any of its affiliates, or partners, or act as a principal, agent, employee, employer, consultant, officer, director, shareholder, member or partner of any firm, corporation or other entity or group or in any individual or representative capacity whatsoever or otherwise, directly or indirectly of Tucana, or terminate such independent contractor relationship with, Nemaska  or any affiliate thereof.

Failure to respect this clause will result in a charge of USD $40,000 for each attempt.

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

9.	COVENANTS OF Nemaska

During the Term, Nemaska hereby covenants and agrees (and shall cause any of its officers, directors, employees, agents, contractors and assigns):

(i)
to act in good faith under the terms of this agreement and to provide the best possible service to Tucana to the best of its ability, and in a professional and competent manner, and at the lowest possible cost and in the most efficient manner;

(ii)	to always act in the best interest of Tucana in its dealings under this agreement.

10.	INDEPENDENT CONTRACTOR

Nemaska is being retained by Tucana in the capacity of an independent contractor and not as an employee of Tucana. Nemaska is solely responsible for the financial viability of its own business.  Nemaska is not entitled to any additional consideration by way of bonus or any other company benefits from Tucana.

It is understood that if Tucana does not agree and is not bound to use the services of Nemaska exclusively, it is further understood that Nemaska is not bound to provide its services exclusively to Tucana and may provide its services to other clients during the Term, so long as doing so does respects the provisions of Article 8 and does not interfere with Nemaska’s ability to provide the Services contracted under this agreement.

11.	INSURANCE

Nemaska shall carry and maintain at all times during the currency of this Agreement, comprehensive general liability insurance policies in a company or companies satisfactory to Tucana of the following types and in not less than the following amounts and supply proof thereof to Tucana:

(i)
automobile public liability insurance covering both owned and non-owned automotive equipment used in connection with the performance of the Work with a combined single limit of $C2 million covering bodily injury, death and property damage as to any one accident;

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

(ii)	Comprehensive general liability insurance covering all operations with a single limit liability for bodily injury, death, and property damage $C 2 million as to any one occurrence;

(iii)	Health insurance and emergency medical evacuation insurance

All insurance costs are included in the management fees of 10%.

12.	STANDARD PROCEDURES

Tucana, in collaboration with Nemaska shall establish Standard Procedures protocols for health and safety, security and evacuation procedures.  Nemaska is committed to reviewed and updated Such Standard Procedures on a quarterly basis.

13.	FORCE MAJEURE

Nemaska shall be excused for failure to perform its obligations under this Agreement if such failure is caused by reason of fire, strike, lockout or other labour dispute, war, insurrection, acts of God or enemies of the state, the order or regulation of any civil or military authority or any other cause beyond the control of Nemaska.

Nemaska shall notify Tucana immediately and in detail of the commencement and nature of any such event and the probable consequences thereof and shall use reasonable efforts to bring such event to an end provided that nothing herein shall obligate Nemaska to settle any labour dispute.

Force Majeure will be declared by both parties by mutual agreement.

In case of Force Majeure, Nemaska shall evacuate its personnel to a safe location.  While at this safe location, Tucana shall pay all transport and accommodation charges.  Nemaska shall charge stand-by charges of ½ rates for personnel.

Notwithstanding the above, Nemaska personnel shall be authorized to respond immediately to any security issues or threats.

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

14.	MISCELLANEOUS

This contract shall be binding upon Tucana and Nemaska, their respective heirs, successors and assigns. This Agreement and any addendum constitute the entire agreement and understanding between the parties and supersede any and all prior agreements, negotiations, discussions and understandings between the parties.

No amendment or waiver or any provision of this agreement shall be binding on any party unless consented to in writing by such party, with the exception to Addendum 1.

If any provision of this agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall no impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

Any dispute arising out of this Agreement shall be subject to and shall be construed in accordance with the laws of the Province of Quebec, CANADA, and each party hereby consents to the exclusive jurisdiction of the courts of the Province of Ontario, CANADA, with respect to any dispute arising under or from, related to or in connection the contract.

This contract may be executed in separate counterparts and by facsimile or email and in so doing shall be legal and valid and deemed to be an original in all respects.

Should you find the terms of this Agreement acceptable and wish to retain Nemaska, please initial each page, date and sign this contract in the space provided below and e-mail (carony@nemaskaexploration.com) a scanned copy of the entire contract to our Quebec-City Office with the initial advance of USD $54,602  (invoice will be provided).  This advance will be refunded on the final invoices subject to the terms described above.

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

Sincerely,

NemaskaExploration inc..

________________________________________________________

Yves Caron

Vice-President Exploration

SIGNED in _________________________, this__________day of June, 2011.

Tucana Explorationinc.

________________________________________________________

Mr. Jordan Starkman

President and CEO

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

Addendum 1

BudgetandInvoicing

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com

Item	Cost	Unit	Quantity	Price

Crew
Maude Lévesque Michaud	600 $	Day	33	19 800 $
Julie Lavoie	600 $	Day	26	15 600 $
Benjamin Racine	450 $	Day	26	11 700 $
David Duguay	450 $	Day	26	11 700 $
Arnaud Bourassa	350 $	Day	26	9 100 $
Total			137	67 900 $

Item
Room and board	130 $	day/person	137	17 810 $
Pick-up rental	1 900 $	month	1	1 900 $
Gas & fuel	350 $	Esimate		350 $
Rock sample	35 $	Analyses	200	7 000 $
Sub-Total				27 060 $

Management	10%	Cost		9 496 $
Administration	5%	Cost		4 748 $
Grand Total				109 204 $

Financial charge of 2% per month on unpaid invoices.

All references to currency in US dollars (“USD”).

45 rue de Gare du Palais B.P. 10 Québec (Québec) G1K 3x2	Tél. : 418 780-6038 Fax : 418 948-9106 www.nemaskaexploration.com